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                                                                      EXHIBIT 21

                                  Subsidiaries

SMI Holdings, Inc.
Interactive Channel Technologies Inc.
IT Network, Inc.
Interactive Channel, Inc.
997758 Ontario Inc.
1229501 Ontario Inc.
Cable Share International Inc.
Cableshare (U.S.) Limited